EXHIBIT 10.1

On April 29, 2004, the Board of Directors of each of Nortel Networks Corporation (the “Company”) and the Company’s principal operating subsidiary, Nortel Networks Limited (“NNL”), approved initial compensation arrangements effective April 27, 2004 for our new president and chief executive officer, William Owens, subject to later review. The initial compensation arrangements provided that Mr. Owens would receive a base salary at an annual rate of U.S.$900,000 and would be eligible for a target annual bonus of 200% of base salary under the annual bonus plan of NNL, based on the generally applicable performance criteria under such plan. The terms of the approved compensation arrangements also provided that Mr. Owens would be eligible to participate in all of the employee benefit plans of the Company’s U.S. subsidiary, Nortel Networks Inc., and the Company’s Executive Retention and Termination Plan in accordance with the generally applicable terms of such plans.